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                                                                EXHIBIT 3.3


                            ARTICLES OF INCORPORATION
                                       OF
                                 MERGERSUB, INC.

            FIRST.  The name of this corporation is "MergerSub, Inc."

            SECOND. The corporation is authorized to issue one class of share, designated "Common Stock". 100 shares of Common Stock, $.01 par value per share may be issued.

            THIRD. The street address of the corporation's initial registered office and the name of its initial registered agent at that office is Mark Roth, Suite 2200, 1001 Fourth Avenue, Seattle, Washington 98154.

            FOURTH. The name and address of the sole incorporator of the corporation is Mark Roth, Suite 2200, 1001 Fourth Avenue, Seattle, Washington 98154.

            FIFTH. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Washington law.

            IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation on this    day of September, 1996.

                                    By:__________________________
                                         Mark Roth
                                         Sole Incorporator